Exhibit 10.1

January 29, 2020

Ms. Amanda W. Ginsberg
c/o last address on file with the Company

Dear Ms. Ginsberg:

This letter agreement sets forth the terms upon which Match Group, Inc., a Delaware corporation (the “Company”), agrees to enter into an advisory agreement with you (“Advisor”) relating to your service as an advisor to the Company effective upon your separation as an employee of the Company as of March 1, 2020, or such earlier date as the parties mutually agree (the “Effective Date”). The Company and Advisor (each, a “party” and together, the “parties”) hereby agree as follows:
1.As of the Effective Date, Advisor shall become an advisor to the Company on matters relating to the business, strategy and operations of the Company and its subsidiaries, as may be reasonably requested by the Company from time to time, but in no event to exceed 20 hours in any given calendar quarter.
2.The term of your service as an Advisor under this Agreement shall commence as of the Effective Date and end on February 28, 2021 (the “Termination Date”), unless extended by written agreement of the parties (the “Term”).
3.The parties acknowledge that Advisor’s activities hereunder constitute “performance of services” under (i) the Match Group, Inc. 2015 Stock and Annual Incentive Plan, as amended and (ii) the Amended and Restated Match Group, Inc. 2017 Stock and Annual Incentive Plan, and that during the Term, Advisor’s outstanding Company stock options and Company restricted stock units will remain outstanding and shall continue to vest pursuant to their existing vesting schedules and terms. All of Advisor’s Company stock options that are vested and exercisable as of the date hereof, and any Company stock options that become exercisable during the Term, shall remain or become, as applicable, fully vested and freely exercisable, and, from and after the Effective Date, Advisor shall be entitled to exercise any such stock options and transfer or sell any shares of Company common stock that Advisor holds free and clear of any restrictions whether under the Company’s stock ownership policies or otherwise. Any vested Company stock options that Advisor holds as of the Termination Date shall remain exercisable for at least ninety (90) days following such date.
4.Advisor shall be eligible to elect continuation coverage under the Company’s group health plan for a period of up to eighteen (18) months from the Effective Date for Advisor and Advisor’s eligible dependents at the same coverage level as in effect for Advisor and her eligible dependents immediately prior to the Effective Date, with Advisor responsible for no more than the premium payment currently paid as an active employee of the Company.
8750 North Central Expressway, Suite 1400, Dallas, TX 75231

5.Advisor’s benefits under any other Company benefit plans and programs (e.g., the Company’s 401(k) plan) shall be treated in accordance with the terms of such plans and consistent with the treatment of other similarly situated executives.
6.Additionally, the Company shall reimburse Advisor for Advisor’s reasonable business expenses incurred during the Term in connection with Advisor’s duties hereunder.
7.The Company has provided and shall provide Advisor with Confidential Information (defined below). Advisor shall not, except as Advisor in good faith deems appropriate to perform Advisor’s duties hereunder, or in direct connection with Advisor’s obligation of cooperation referenced herein and as authorized by the Company in conjunction with that obligation, or as required by applicable law or regulation, governmental investigation, subpoena, or with enforcing the terms of this Agreement (or any agreement referenced herein) without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates. “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers, that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to the public (other than by Advisor’s breach of the terms hereof or the terms of any previous confidentiality obligation by Advisor to the Company) and that was learned or developed by Advisor in the course of providing services to the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information, and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Advisor expressly acknowledges that such Confidential Information is specialized, unique in nature, and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage.
8.Advisor agrees to cooperate with the Company and its legal counsel in connection with, but not limited to, any investigation, administrative proceeding or litigation relating to any matter in which Advisor was involved or of which Advisor has knowledge.  The Company will reimburse reasonable out-of-pocket expenses that Advisor incurs in complying with requests by the Company hereunder, provided the expenses are authorized by the Company in advance.  However, Advisor will not be entitled to compensation for expenses arising from any proceeding brought by Advisor or in any circumstance in which compensation is prohibited by law.
9.All Advisor Developments are and shall be made for hire by Advisor for the Company or any of its subsidiaries or affiliates. “Advisor Developments” means any discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to Advisor or work performed by Advisor for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours (including before the Effective Date). All Confidential Information and all Advisor Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. Advisor has not acquired and shall not acquire any proprietary interest in any Confidential Information or Advisor Developments developed or acquired during the Term or during Advisor’s service with the Company before the Effective Date. To the extent Advisor may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or

Advisor Development, Advisor hereby assigns to the Company all such proprietary rights. Advisor shall, both during and after the Term, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates, and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce, or defend the Company’s rights in Confidential Information and Advisor Developments.
10.In consideration of this letter agreement, and for other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Advisor, Advisor hereby agrees and covenants that, during the Term and for a period of twelve (12) months thereafter, Advisor shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity. “Competitive Activity” means engaging in the business of providing online or app-based dating services or in such other business involving the provision of the same or similar to products or services that any business of the Company is engaged in providing as of the Termination Date (the “Company Group Products or Services”), provided such business or endeavor is in the United States, or in any foreign jurisdiction in which the Company provides, or has provided during the Term, the relevant Company Group Products or Services. For purposes of this covenant, Advisor shall be considered to have become “associated with a Competitive Activity” if Advisor becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding anything else in this Part 6, (A) Advisor may become employed by or provide services to a partnership, corporation or other organization that is engaged in a Competitive Activity so long as Advisor has no direct or indirect responsibilities or involvement in the Competitive Activity, and (B) Advisor may own, for investment purposes only, up to five percent (5%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System and if Advisor is not otherwise affiliated with such corporation.
11.Advisor recognizes that, by virtue of her former role as the Chief Executive Officer of the Company and as a member of the Board of Directors of the Company and further in her advisory capacity pursuant to the terms of this letter agreement, she possesses and will possess Confidential Information about other employees, consultants, and contractors of the Company and its subsidiaries relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries. Advisor recognizes that the information she possesses and will possess about these other employees, consultants, and contractors is not generally known, is of substantial value to the Company and its subsidiaries in developing their respective businesses and in securing and retaining customers, and has been and will be acquired by Advisor because of Advisor’s advisory position with the Company. As such, Advisor agrees that, during the Term and for a period of twelve (12) months thereafter, Advisor will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries (or any individual who was an employee of the Company or any of its subsidiaries at any time during the six (6) months prior to such act of solicitation or recruitment) for the purpose of being employed by Advisor or by any business, individual, partnership, firm, corporation, or other entity on whose behalf Advisor is acting as an agent, representative, or employee and that Advisor will not convey any Confidential Information or trade secrets about any employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Advisor’s duties hereunder. Notwithstanding the foregoing, Advisor is not precluded from soliciting or recruiting any individual who (i) initiates discussions regarding employment on his or her own, (ii) responds to any public advertisement or general solicitation, or (ii) has been terminated by the Company prior to the initiation of the solicitation or recruitment.
12.Advisor further agrees that, during the Term and for a period of twelve (12) months thereafter, Advisor will not, directly or indirectly, induce to be hired or hire any employee of the Company or any of its subsidiaries who is at the time of the inducement to be hired or the hire or who was at the time of Advisor’s separation from employment with the Company in (i) a senior executive or officer-level role within the Company or with any of the Company’s subsidiaries or affiliates or (ii) a direct reporting relationship with Advisor at the time of Advisor’s separation from employment with the Company or any time during the six (6) months prior to such separation, specifically including but not limited to the following key individuals with a direct reporting relationship to Advisor in her former employment with the Company: Sharmistha Dubey, Amarnath Thombre, Alexandre Lubot, Elie Seidman, Gary Swidler, Jared Sine, Hesam Hosseini, Ariel Charytan, Malgosia Green, Justin McLeod, Justine Sacco, and Thomas Gaissmaier.
13.This letter agreement will be governed by the laws of the State of Texas, without regard to conflicts of laws principles. This letter agreement may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. This Agreement and any applicable agreements relating to Advisor’s Company and IAC/InterActiveCorp equity awards (subject to the terms herein) constitute the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.

If the foregoing terms are acceptable to you, please indicate your agreement by signing this letter agreement in the space provided below and returning it to the undersigned at your earliest convenience.
Regards,

/s/ Jared F. Sine
Jared F. Sine
Chief Legal Officer & Secretary

ACKNOWLEDGED AND AGREED AS OF JANUARY 29, 2020:

/s/ Amanda W. Ginsberg
Amanda W. Ginsberg
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